Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2015 (this “Amendment”), is by and among Willis Group Holdings Public Limited Company, an Irish public limited company (“Parent”), Citadel Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Towers Watson & Co., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Parent, Merger Sub, and the Company entered into that certain Agreement and Plan of Merger dated as of June 29, 2015 (the “Merger Agreement”);

WHEREAS, Section 9.1 of the Merger Agreement provides that the Merger Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Issuance Approval, as applicable, by written agreement of the Parties (by action taken by their respective boards of directors);

WHEREAS, Parent, Merger Sub and the Company now intend to amend certain provisions of the Merger Agreement as set forth herein; and

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved the execution and delivery of this Amendment on behalf of Parent, Merger Sub and the Company, and Parent hereby reaffirms the Parent Board Recommendation and the Company hereby reaffirms the Company Board Recommendation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Merger Agreement.

SECTION 2. Representations of the Parties.

2.1	Representations and Warranties of the Company.

(a) The Company has all requisite corporate power and authority to enter into this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming this Amendment constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board of Directors has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger (after giving effect to the Pre-Merger Special Dividend) is fair, from a financial point of view, to holders of Company Shares. An executed copy of such opinion will be made available to Parent solely for informational purposes promptly after receipt thereof by the Company Board of Directors. As of the date of this Amendment, such opinion has not been withdrawn, revoked or modified.

2.2	Representations and Warranties of Parent and Merger Sub.

(a) Parent and Merger Sub have all requisite corporate or similar power and authority to enter into this Amendment. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Amendment constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Parent Board of Directors has received an opinion from Perella Weinberg Partners LP, dated as of the date of such opinion and taking into account the Amendment, and based upon and subject to the various assumptions and limitations set forth therein, that the Exchange Ratio is fair, from a financial point of view, to Parent. An executed copy of such opinion will be made available to the Company solely for informational purposes promptly after receipt thereof by the Parent Board of Directors. As of the date of this Amendment, such opinion has not been withdrawn, revoked or modified.

SECTION 3. Amendments to Merger Agreement.

3.1 The fourth paragraph of the Recitals to the Merger Agreement is hereby amended by deleting each “two (2)” and replacing each with “three (3)”.

3.2 Section 1.2 of the Merger Agreement is hereby amended by deleting “third (3rd)” and replacing it with “fourth (4th).”

3.3 Section 5.5(e) of the Merger Agreement is hereby amended by deleting the current text of the section and replacing it with the following:

“(e) Notwithstanding anything to the contrary herein, the Company and Parent shall adjourn or postpone the Company Special Meeting and the Parent Special Meeting, as applicable, originally scheduled for November 18, 2015 and adjourned to November 20, 2015, and shall hold the Company Special Meeting and the Parent Special Meeting on a date to be agreed by Parent and the Company, but in no event, later than December 16, 2015. Upon written request by the other party, the Company or Parent shall further adjourn the Company Special Meeting and the Parent Special Meeting, as applicable, for an additional thirty (30) days if necessary to obtain the Company Stockholder Approval and the Parent Shareholder Approval, as applicable.”

3.4 Section 6.14 of the Merger Agreement is hereby amended by deleting “$4.87” and replacing it with “$10.00” and deleting “two (2)” and replacing it with “three (3).”

3.5 Section 8.2(b)(i) of the Merger Agreement is hereby amended by deleting the current text of the section and replacing it with the following:

“If either the Company or Parent terminates this Agreement pursuant to Section 8.1(g) or Section 8.1(h) or Parent terminates this Agreement pursuant to Section 8.1(b) due to a breach by the Company, within three (3) business days after such termination the Company shall pay or cause to be paid to Parent $60,000,000, in cash, which amount the Parties agree represents Parent’s estimated out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives), but excluding any VAT for which Parent (or any member of a VAT Group of which Parent is a member) is entitled to a refund, repayment or credit from any relevant tax authority, incurred by or on behalf of Parent in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions (the “Parent Expenses”); provided that the payment by the Company of the Parent Expenses pursuant to this Section 8.2(b)(i) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.2(b) except to the extent indicated in such section, and (ii) shall not relieve the Company from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. To the extent a Company Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(b)(i) shall be credited against such obligation of the Company to pay the Company Termination Fee.”

3.6 Section 8.2(c)(i) of the Merger Agreement is hereby amended by deleting “either Parent or the Company terminates this Agreement pursuant to Section 8.1(h) or.”

3.7 Section 9.5 of the Merger Agreement is hereby amended by adding the following defined term:

““Amendment” means Amendment No.1 to this Agreement, dated November 19, 2015, by and among Parent, Merger Sub and the Company.”

SECTION 4. Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

SECTION 5. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

SECTION 6. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

SECTION 7. Counterparts. This Amendment may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

SECTION 8. Assignment. This Amendment shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Amendment will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

SECTION 9. Governing Law; Jurisdiction.

9.1 This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

9.2 Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Amendment delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Amendment irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.2 the manner provided for notices in Section 9.4 of the Merger Agreement. Nothing in this Amendment will affect the right of any Party to this Amendment to serve process in any other manner permitted by Law.

SECTION 10. WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE MERGER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER, AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

SECTION 11. Entire Agreement; No Third-Party Beneficiaries. This Amendment and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Amendment. No provision of this Amendment is intended to confer upon any Person other than the Parties and rights or remedies hereunder; provided that nothing in this Section 11 shall limit the right of the Company to seek damages as contemplated by Section 8.2(a) of the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:	/s/ Dominic Casserley
Name:	Dominic Casserley
Title:	Chief Executive Officer

CITADEL MERGER SUB, INC.

By:	/s/ Matthew S. Furman
Name:	Matthew S. Furman
Title:	Vice-President

TOWERS WATSON & CO.

By:	/s/ John J. Haley
Name:	John J. Haley
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]